UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 30, 2009

ESCALADE, INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Indiana

(State or Other Jurisdiction of Incorporation)

0-6966	13-2739290

(Commission File Number)	(IRS Employer Identification No.)

817 Maxwell Avenue, Evansville, Indiana	47711

(Address of Principal Executive Offices)	(Zip Code)

(812) 467-4449

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

          (b) On January 30, 2009, Terry D. Frandsen resigned as Vice President and Chief Financial Officer of Escalade, Incorporated (“Escalade”). Mr. Frandsen’s resignation does not impact or in any way relate to the financial statements or reporting of Escalade or its subsidiaries. Escalade also announced that it had engaged Thomas Brosig to serve in the role of chief financial officer on an interim basis. Such services are in addition to the operational consulting services that Mr. Brosig has been providing to Escalade since December 2008. Mr. Brosig is providing all such services to Escalade as an independent, third party consultant.

          A copy of Escalade’s January 30, 2009 press release announcing the above is attached hereto as Exhibit 99.1.

          (e) In connection with Mr. Frandsen’s resignation, he and Escalade entered into the Agreement and Release attached hereto as Exhibit 10.1. The material terms of this Agreement provide that: (a) Escalade will pay to Mr. Frandsen his salary at the time of termination for a period of twelve weeks less FICA, Medicare, federal, state and local taxes; (b) if Mr. Frandsen elects to exercise his COBRA rights, Escalade will pay COBRA premiums on his behalf for three months and deduct his normal bi-weekly healthcare premium from his payments for that same twelve week period; (c) Mr. Frandsen has agreed to certain covenants in favor of Escalade, including a one year non-competition provision; (d) Mr. Frandsen has agreed to cooperate with and assist Escalade with transition services during the twelve week period in which is he receiving payments; and (e) Mr. Frandsen has released Escalade from any potential claims, except as otherwise provided in the agreement.

Item 9.01 – Financial Statements and Exhibits

(c) Exhibits

Exhibit	Description

10.1	Agreement and Release dated February 3, 2009 by and between Terry Frandsen and Escalade, Incorporated*

99.1	Press release dated January 30, 2009

* Denotes management contract.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, Escalade, Incorporated has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2009	ESCALADE, INCORPORATED

	By:	/s/ ROBERT J. KELLER

Robert J. Keller, President and Chief Executive Officer